Filed Pursuant to Rule 424(b)(3)
PROSPECTUS	Registration No. 333-278652

2,369,000 Shares

Of Common Stock

This prospectus relates to the resale from time to time of up to an aggregate of 2,369,000 shares of common stock, par value $0.001 per share (the “common stock”), of Adial Pharmaceuticals, Inc. by the Selling Stockholders identified in this prospectus (the “Selling Stockholders”), including their pledgees, assignees, donees, transferees or their respective successors-in-interest consisting of: (i) 2,300,000 shares of common stock issuable upon the exercise of 2,300,000 Series C Common Warrants to purchase shares of common stock (the “Series C Common Warrants”) purchased by a Selling Stockholder (the “Investor Selling Stockholder”) in a private placement transaction that closed on March 6, 2024 (the “Private Placement”) pursuant to the terms of a Warrant Inducement Letter Agreement dated as of March 1, 2024 (the “Warrant Inducement Agreement”) between us and the Investor Selling Stockholder; and (ii) 69,000 shares of common stock issuable upon the exercise of warrants (the “Placement Agent Warrants”) issued to designees of H.C. Wainwright & Co., LLC (“Wainwright” or the “Placement Agent”) as partial compensation for Wainwright acting as placement agent in connection with the Private Placement. The shares of common stock issuable upon exercise of the Series C Common Warrants are referred to as the “Common Warrant Shares,” and the shares of common stock issuable upon exercise of the Placement Agent Warrants are referred to as the “Placement Agent Warrant Shares.”

We are filing this registration statement on Form S-3, of which this prospectus forms a part, to fulfill our contractual obligations with the Selling Stockholders to provide for the resale by the Selling Stockholders of the shares of common stock offered hereby. See “Selling Stockholders” beginning on page 10 of this prospectus for more information about the Selling Stockholders. The registration of the shares of common stock to which this prospectus relates does not require the Selling Stockholders to sell any of their shares of our common stock. We are not offering any shares of common stock under this prospectus and will not receive any proceeds from the sale or other disposition of the shares of our common stock covered hereby. See “Use of Proceeds” beginning on page 5 of this prospectus.

The Selling Stockholders identified in this prospectus, or its pledgees, assignees, donees, transferees or their respective successors-in-interest, from time to time may offer and sell through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution” beginning on page 12 of this prospectus for more information about how the Selling Stockholders may sell their respective shares of common stock. The Selling Stockholders may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

In connection with the Private Placement, we have agreed, pursuant to the terms of the Warrant Inducement Agreement, to bear all of the expenses in connection with the registration of the Common Warrant Shares and the Placement Agent Warrant Shares pursuant to this prospectus. The Selling Stockholders will pay or assume all commissions, discounts, fees of underwriters, agents, selling brokers or dealer managers and similar expenses, if any, attributable to their respective sales of the shares of common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ADIL.” On April 10, 2024, the closing price of our common stock on the Nasdaq Capital Market was $2.33 per share.

Investing in our common stock involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus, as described beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is April 19, 2024

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ABOUT THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference into this prospectus and any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus and the documents incorporated by reference into this prospectus include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

The Selling Stockholders are offering the shares of common stock only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the shares of common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the shares of common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information By Reference.”

Neither we nor any Selling Stockholders has authorized anyone to provide you with information different from that contained in this prospectus, any accompanying prospectus supplement or in any related free-writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). Neither we nor any Selling Stockholders takes any responsibility for, or provides any assurance as to the reliability of, any information other than the information in this prospectus, any accompanying prospectus supplement or in any related free-writing prospectus filed by us with the SEC. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free-writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Adial,” “the Company,” “we,” “us,” “our” and similar references refer to Adial Pharmaceuticals, Inc., an entity incorporated under the laws of the State of Delaware.

Smaller Reporting Company – Scaled Disclosure

Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, as amended, as indicated herein, we have elected to comply with the scaled disclosure requirements applicable to “smaller reporting companies,” including providing two years of audited financial statements.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains predictive or “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of current or historical fact contained in this prospectus, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from:

●	our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern;

●	our projected financial position and estimated cash burn rate;

●	our estimates regarding expenses, future revenues and capital requirements;

●	our need to raise substantial additional capital to fund our operations;

●	the success, cost and timing of our clinical trials;

●	our dependence on third parties in the conduct of our clinical trials;

●	our ability to obtain the necessary regulatory approvals to market and commercialize our product candidates;

●	the potential that results of preclinical and clinical trials indicate our current product candidates or any future product candidates we may seek to develop are unsafe or ineffective;

●	the results of market research conducted by us or others;

●	our ability to obtain and maintain intellectual property protection for our current product candidates;

●	our ability to protect our intellectual property rights and the potential for us to incur substantial costs from lawsuits to enforce or protect our intellectual property rights;

●	the possibility that a third party may claim we have infringed, misappropriated or otherwise violated their intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against these claims;

●	our reliance on third-party suppliers and manufacturers;

●	the success of competing therapies and products that are or become available;

●	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel;

●	the potential for us to incur substantial costs resulting from product liability lawsuits against us and the potential for these product liability lawsuits to cause us to limit our commercialization of our product candidates;

●	market acceptance of our product candidates, the size and growth of the potential markets for our current product candidates and any future product candidates we may seek to develop, and our ability to serve those markets; and

●	the successful development of our commercialization capabilities, including sales and marketing capabilities.

Our current product candidate is undergoing clinical development and has not been approved by the Food and Drug Administration (“FDA”) or the European Commission. This product candidate has not been, nor may it ever be, approved by any regulatory agency or competent authorities nor marketed anywhere in the world.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included important factors in the cautionary statements included in this document and the documents incorporated by reference in this prospectus, particularly in the section entitled “Risk Factors” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements contained in this prospectus and the documents incorporated by reference in this prospectus are made as of the date of this prospectus and the dates of the documents incorporated by reference in this prospectus and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our securities. You should carefully consider, among other things, our financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in, or incorporated by reference into, this prospectus.

In this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” “Adial” and the “Company” refer to Adial Pharmaceuticals, Inc.

Overview

We are a clinical-stage biopharmaceutical company focused on the development of therapeutics for the treatment or prevention of addiction and related disorders. Our investigational new drug candidate, AD04, is being developed as a therapeutic agent for the treatment of alcohol use disorder (“AUD”). AD04 was recently investigated in a Phase 3 clinical trial, designated the ONWARD trial, for the potential treatment of AUD in subjects with certain target genotypes, which were identified using our companion diagnostic genetic test. Based on our analysis of the subgroup data from the ONWARD trial, we are now focused on completing the clinical development program for AD04 in the specified genetic subgroups to meet regulatory requirements primarily in the U.S. and secondarily in Europe/UK.

In January 2021, we expanded our portfolio in the field of addiction with the acquisition of Purnovate, LLC via a merger into our wholly owned subsidiary, Purnovate, Inc. (“Purnovate”) and in January 2023, we entered into an option agreement with Adovate LLC (“Adovate”), pursuant to which we granted to Adovate an exclusive option for Adovate or its designated affiliate to acquire all of the assets of Purnovate and to assume related liabilities and expenses. (Our then-CEO was a significant equity holder in Adovate, LLC, so this was considered a related party transaction.) On May 8, 2023, Adovate sent a letter exercising its option effective May 16, 2023 and made payment of the $450,000 in fees due on exercise. Effective June 30, 2023, Adovate issued to us the equity stake in Adovate due on exercise of the option agreement. On August 17, 2023, a Bill of Sale, Assignment and Assumption Agreement (“Bill of Sale”) was executed between Purnovate and Adovate, transferring the Purnovate assets to Adovate, effective as of June 30, 2023. On August 17, 2023, Purnovate and Adovate also entered into a letter agreement acknowledging that Adovate acquired the assets of Purnovate effective as of June 30, 2023, pursuant to the Bill of Sale.

We have devoted the vast majority of our resources to development efforts relating to AD04, including preparation for and conducting clinical trials, providing general and administrative support for these operations and protecting our intellectual property.

Recent Developments

Securities Purchase Agreement

On October 19, 2023, we entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (the “Purchaser”) for the issuance and sale in a private placement (the “October 2023 Private Placement”) of (i) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,418,440 shares of our common stock, at an exercise price of $0.001 per share, (ii) series A warrants (the “Series A Warrants”) to purchase up to 1,418,440 shares of our common stock at an exercise price of $2.82 per share, and (iii) series B warrants (the “Series B Warrants”) to purchase up to 1,418,440 shares of our common stock at an exercise price of $2.82 per share. The Series A Warrants are exercisable at any time on or after the earlier of (i) if permitted by the rules and regulations of the Nasdaq Stock Market, upon the payment by the Purchaser of $0.125 per share in addition to the exercise price of $2.82 per share, and (ii) the Stockholder Approval Date (as defined in the Purchase Agreement) (the “Initial Exercise Date”), and have a term of exercise equal to five and one-half years from the date of issuance. The Series B Warrants are exercisable at any time on or after the Initial Exercise Date and have a term of exercise equal to eighteen months from the date of issuance. The combined purchase price for one Pre-Funded Warrant and the accompanying Series A and Warrants was $2.819. The net proceeds to us from the October 2023 Private Placement were approximately $3.4 million, after deducting placement agent fees and expenses and estimated offering expenses payable by us.

In connection with the October 2023 Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of October 19, 2023, with the Purchaser, pursuant to which we agreed to prepare and file a registration statement with the SEC registering the resale of the shares of common stock underlying the Pre-Funded Warrants and the Series A and B Warrants no later than 20 days after the date of the Registration Rights Agreement, to use our commercially reasonable efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event not more than 45 days following the date of the Registration Rights Agreement (or 75 days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC), and to keep such registration statement effective at all times until (i) the Purchaser does not own any Warrants or shares issuable upon exercise thereof or (ii) the shares may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for us to be in compliance with the current public information requirement under Rule 144. The registration statement was declared effective on November 16, 2023.

On January 11, 2024, we held a Special Meeting of Stockholders (the “Special Meeting”) at which our stockholders approved the issuance of up to an aggregate of 3,007,092 shares of our common stock upon the exercise of Pre-Funded Warrants and the Series A and B Warrants issued in the October 2023 Private Placement, that may be equal to or exceed 20% of our common stock outstanding before such offering.

At the date of this report, all the Pre-Funded Warrants we issued in the October 2023 Private Placement have been exercised.

Warrant Exercise

On March 1, 2024, warrants to purchase 268,440 shares of our common stock were exercised at an exercise price of $2.82 per share for gross proceeds of approximately $757,000.

Warrant Exercise Inducement Agreement

On March 1, 2024, we entered into the Warrant Inducement Agreement with the Investor Selling Stockholder pursuant to which the Investor Selling Stockholder agreed to exercise for cash previously issued warrants to purchase 1,150,000 shares of common stock (the “Existing Warrants”), at an exercise price of $2.82 per share. The transactions contemplated by the Warrant Inducement Agreement closed on March 6, 2024. The Company received aggregate gross proceeds of approximately $3.5 million, before deducting placement agent fees and other expenses payable by the Company. Net proceeds of this transaction were approximately $3.1 million.

In consideration of the Holder’s immediate exercise of the Existing Warrants and the payment of $0.125 per New Warrant (as such term is defined below) in accordance with the Warrant Inducement Agreement, we issued unregistered, newly issued Series C Warrants (the “New Warrants”) to purchase up to 2,300,000 shares of common stock (200% of the number of shares of common stock issued upon exercise of the Existing Warrants) (the “New Warrant Shares”) to the holder of Existing Warrants, at an exercise price of $2.82 per share.

Corporate Information

Adial Pharmaceuticals, L.L.C. was formed as a Virginia limited liability company in November 2010. Adial Pharmaceuticals, L.L.C. converted from a Virginia limited liability company into a Virginia corporation on October 3, 2017, and then reincorporated in Delaware on October 11, 2017 by merging the Virginia corporation with and into Adial Pharmaceuticals, Inc., a Delaware corporation that was incorporated on October 5, 2017 as a wholly owned subsidiary of the Virginia corporation. We refer to this as the corporate conversion/reincorporation. In connection with the corporate conversion/reincorporation, each unit of Adial Pharmaceuticals, L.L.C. was converted into shares of common stock of the Virginia corporation and then into shares of common stock of Adial Pharmaceuticals, Inc., the members of Adial Pharmaceuticals, L.L.C. became stockholders of Adial Pharmaceuticals, Inc. and Adial Pharmaceuticals, Inc. succeeded to the business of Adial Pharmaceuticals, L.L.C.

Our principal executive offices are located at 4870 Sadler Road, Suite 300, Glen Allen, Virginia 23060, and our telephone number is (804) 487-8196. Our website address is www.adial.com. Information contained on our website is intended for informational purposes only and is not incorporated by reference into this prospectus, and it should not be considered to be part of this prospectus or the registration statement of which this prospectus forms a part. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers like us that file documents electronically with the SEC. The address of the SEC website is www.sec.gov.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K as filed with the SEC, as described in the section entitled “Incorporation of Certain Information by Reference” included elsewhere in this prospectus.

THE OFFERING

All share number and exercise price information presented in this prospectus reflects a 1-for-25 reverse stock split of our common stock, which was effected on August 4, 2023.

Shares of common stock offered by the Selling Stockholders	2,369,000 shares (consisting of: (i) 2,300,000 shares of our common stock issuable upon exercise of the Series C Common Warrants, and (ii) 69,000 shares of common stock issuable upon exercise of the Placement Agent Warrants).

Common stock to be outstanding after this offering(1)	6,423,861 shares of common stock, assuming the exercise of all of the Series C Common Warrants and the Placement Agent Warrants
Registration Rights

Under the terms of the Warrant Inducement Agreement, we agreed to file this registration statement with respect to the registration of the resale by the Investor Selling Stockholder of the Common Warrant Shares by the 45th calendar day following the date of the Warrant Inducement Agreement, and to use commercially reasonable efforts to have the registration statement declared effective as promptly as practical, and in any event, no later than the 60th calendar day following the date of the Warrant Inducement Agreement or, in the event of a full review by the SEC, 90 days. In addition, we agreed that, upon the registration statement being declared effective under the Securities Act, we will use commercially reasonable efforts to maintain the effectiveness of the registration statement until the date that the Investor Selling Stockholder has sold all of the Series C Common Warrants and the Common Warrant Shares.

Use of Proceeds

The Selling Stockholders will receive all of the proceeds of the sale of shares of common stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of common stock that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from the any cash exercise of the Series C Common Warrants and the Placement Agent Warrants. See “Use of Proceeds.” We intend to use the proceeds from the any cash exercise of the Common Warrants and the Placement Agent Warrants for working capital purposes.

Plan of Distribution	The Selling Stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of common stock offered hereby from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may also resell the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

Risk Factors	See “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated by reference in this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Nasdaq Capital Market trading symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “ADIL.”

(1)	The number of shares of common stock to be outstanding after this offering is based on 4,054,861 shares of our common stock outstanding as of March 29, 2024, and excludes:

●	4,201,568 shares of common stock issuable as of the date hereof upon the exercise of common stock warrants outstanding at a weighted average exercise price of $8.45 per share;

●	357,194 shares of common stock issuable upon the exercise of stock options outstanding at a weighted-average exercise price of $21.23 per share; and

●	7,565 shares of common stock available for future issuance under the 2017 Equity Incentive Plan.

RISK FACTORS

Our business, results of operations and financial condition and the industry in which we operate are subject to various risks. Accordingly, investing in our securities involves a high degree of risk. This prospectus does not describe all of those risks. You should consider the risk factors described in this prospectus below, as well as those described under the caption “Risk Factors” in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, together with the other information contained or incorporated by reference in this prospectus.

We have described below and, in the documents incorporated by reference herein, the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. New risks may emerge from time to time, and it is not possible for us to predict all potential risks or to assess the likely impact of all risks. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any amendment to this prospectus or any prospectus supplement. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Financial Position and Need for Capital

We must raise additional capital to fund our operations in order to continue as a going concern.

Although we raised net proceeds of approximately $3.4 million in the private placement that closed in October 2023 (the “October 2023 Private Placement”), approximately $3.1 million in connection with the exercise of the Existing Warrants in March 2024 and approximately $757,000 from the cash exercise on March 1, 2024 of certain previously issued warrants to purchase 268,440 shares of our common stock, we will still need to raise additional capital through the sale of additional equity or debt securities or other debt instruments, strategic relationships or grants, or other arrangements to support our future operations. Our current business plan includes expansion for our commercialization efforts, which will require additional funding. If we are unable to improve our liquidity position, we may not be able to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate revenue and raise capital from financing transactions. Our future is dependent upon its ability to obtain financing and upon future profitable operations from the development of its new business opportunities. There can be no assurance that we will be successful in accomplishing these objectives. Without such additional capital, we may be required to curtail or cease operations and be required to realize our assets and discharge our liabilities other than in the normal course of business which could cause investors to suffer the loss of all or a substantial portion of their investment. Marcum LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2023, has included an explanatory paragraph in its opinion that accompanies our audited consolidated financial statements as of and for the year ended December 31, 2023, indicating that our current liquidity position raises substantial doubt about our ability to continue as a going concern.

We have incurred losses from our continuing operations every year and quarter since our inception and anticipate that we will continue to incur losses from our continuing operations in the future. We anticipate that we will need to raise additional funds even if we sell the maximum number of securities offered in this offering.

We are a clinical stage biotechnology pharmaceutical company that is focused on the discovery and development of medications for the treatment of addictions and related disorders of AUD in patients with certain targeted genotypes. We have a limited operating history. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. We have no products approved for commercial sale and have not generated any revenue from product sales to date, and we continue to incur significant research and development and other expenses related to our ongoing operations. To date, we have not generated positive cash flow from operations, revenues, or profitable operations, nor do we expect to in the foreseeable future. As of December 31, 2023, we had an accumulated deficit of approximately $68.8 million.

We expect our research and development expenses to increase when we commence our clinical development program in the U.S. Even if we succeed in commercializing our product candidate or any future product candidates, we expect that the commercialization of our product will not begin until 2025 or later, we will continue to incur substantial research and development and other expenditures to develop and market additional product candidates and will continue to incur substantial losses and negative operating cash flow. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our shareholders’ equity and working capital.

Even if we can raise additional funding, we may be required to do so on terms that are dilutive to you.

The capital markets have been unpredictable in the past for unprofitable companies such as ours. In addition, it is generally difficult for development stage companies to raise capital under current market conditions. The amount of capital that a company such as ours is able to raise often depends on variables that are beyond our control. As a result, we may not be able to secure financing on terms attractive to us, or at all. If we can consummate a financing arrangement, the amount raised may not be sufficient to meet our future needs. If adequate funds are not available on acceptable terms, or at all, our business, including our results of operations, financial condition and our continued viability will be materially adversely affected.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds of the sale of shares of common stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of common stock that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from the cash exercise of the Series C Common Warrants and Placement Agent Warrants.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the Selling Stockholders pursuant to this prospectus. Other than registration expenses, the Selling Stockholders will bear any underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares of our common stock.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends on our common stock in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

DETERMINATION OF THE OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock or by negotiations between the Selling Stockholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of our capital stock and the provisions of our certificate of incorporation (“Certificate of Incorporation”) and our amended and restated bylaws (“Bylaws”) are summaries and are qualified by reference to copies of the Certificate of Incorporation and Bylaws, which are filed with the SEC as exhibits to our registration statement of which this prospectus forms a part.

Authorized Capital Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, with a par value of $0.001 per share, and 5,000,000 shares of preferred stock, with a par value of $0.001 per share.

As of April 10, 2024, there were 4,054,861 shares of our common stock outstanding held by approximately 99 stockholders of record and no shares of preferred stock were issued and outstanding.

Common stock

Authorized Shares of common stock. We currently have authorized 50,000,000 shares of common stock.

Voting Rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other Rights and Preferences. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Listing. Our common stock is listed for trading on the Nasdaq Capital Market under the symbol “ADIL.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Anti-Takeover Effects of Delaware Law

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws provide that:

●	our board of directors is divided into three classes, one class of which is elected each year by our stockholders with the directors in each class to serve for a three-year term;

●	the authorized number of directors can be changed only by resolution of our board of directors;

●	directors may be removed only by the affirmative vote of the holders of at least 60% of our voting stock, whether for cause or without cause;

●	our Bylaws may be amended or repealed by our board of directors or by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of our stockholders;

●	stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

●	our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve;

●	our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors; and

●	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to us or our stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law and may indemnify employees and other agents. Our Bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We have obtained a policy of directors’ and officers’ liability insurance.

We have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for any and all expenses (including reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Series C Common Warrants and Placement Agent Warrants Issued in the Private Placement

See “Description of the Private Placement” for a description of the Series C Common Warrants and the Placement Agent Warrants issued in connection with the Private Placement.

DESCRIPTION OF THE PRIVATE PLACEMENT

On March 1, 2024, we entered into the Warrant Inducement Agreement with the Investor Selling Stockholder, who was the holder of certain warrants to purchase shares of our common stock issued in the October 2023 Private Placement offering that closed on October 24, 2023 (the “Existing Warrants”). Pursuant to the Warrant Inducement Agreement, the Investor Selling Stockholder agreed to exercise for cash the certain of the Existing Warrants to purchase up to 1,150,000 shares of our common stock, at an exercise price of $2.82 per share. The transactions contemplated by the Warrant Inducement Agreement closed on March 6, 2024. The Company received aggregate gross proceeds of approximately $3.5 million, before deducting placement agent fees and other expenses payable by the Company.

In consideration of the Investor Selling Stockholder’s immediate exercise of the Existing Warrants and the payment of $0.125 per Series C Common Warrant issued in accordance with the terms of the Warrant Inducement Agreement, we issued unregistered Series C Common Warrants to purchase 2,300,000 shares of common stock (200% of the number of shares of common stock issued upon exercise of the Existing Warrants) to the Investor Selling Stockholder.

In addition, pursuant to the Warrant Inducement Agreement, and subject to certain exceptions, we agreed not to, until 30 days from the closing of the transactions contemplated by the Warrant Inducement Agreement, (i) enter into or effect any issuance of common stock or common stock Equivalents (as defined in the Warrant Inducement Agreement), or (ii) file any registration statement or any amendment or supplement to any existing registration statement, subject to certain exceptions.

The issuance of the shares of common stock underlying the Existing Warrants were registered pursuant to an existing registration statement on Form S-1 (File No. 333-275397), which was declared effective by the SEC on November 16, 2023.

We also agreed in the Warrant Inducement Agreement to file a registration statement to register the resale of the Series C Common Warrant Shares (the “Resale Registration Statement”) on or before forty-five (45) days from the initial closing of the transactions contemplated by the Warrant Inducement Agreement, and to use commercially reasonable efforts to have such Resale Registration Statement declared effective by the SEC within sixty (60) days (or, in the event of a full review, ninety (90) calendar days) following the date of filing the Resale Registration Statement.

We intend to use the net proceeds from these transactions for working capital and other general corporate purposes.

H.C. Wainwright & Co., LLC (“Wainwright”) served as our exclusive placement agent in connection with the transactions described in the Warrant Inducement Agreement, and we paid Wainwright (i) a cash fee equal to 7.0% of the aggregate gross proceeds received from the Investor Selling Stockholder upon exercise of the Existing Warrants and purchase of the Series C Common Warrants, (ii) a management fee of 1.0% of the aggregate gross proceeds received from the Investor Selling Stockholder upon exercise of the Existing Warrants and purchase of the Series C Common Warrants, (iii) a non-accountable expense allowance of $25,000, and (iv) $50,000 for legal fees and other out-of-pocket expenses. In addition, we issued to Wainwright, or its designees warrants to purchase up to 69,000 shares of common stock. The Placement Agent Warrants have substantially the same terms as the Series C Common Warrants, except that the Placement Agent Warrants have an exercise price equal to $3.525, or 125% of the offering price per share of common stock underlying the Series C Common Warrants.

Terms of the Series C Common Warrants

The Series C Common Warrants have an exercise price of $2.82 per share, subject to adjustment as provided in the Series C Common Warrants, will be exercisable immediately and be exercisable until eighteen (18) months from the date of issuance. If at the time of exercise on a date that is after the 90th day anniversary of the issuance date of the Series C Common Warrants, there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Series C Common Warrant Shares by the holder thereof, then the Series C Common Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise.”

The exercise price and the number of shares of common stock issuable upon exercise of each Series C Common Warrant are subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the common stock. In the event of a fundamental transaction, as described in the Series C Common Warrants, the holders of the Series C Common Warrants will be entitled to receive upon exercise of the Series C Common Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series C Common Warrants immediately prior to such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder will have the right to require us to repurchase its Series C Common Warrants at the Black Scholes Value; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Series C Common Warrant, that is being offered and paid to the holders of common stock in connection with the fundamental transaction.

We may not affect the exercise of Series C Common Warrants, and the applicable holder will not be entitled to exercise any portion of any such Series C Common Warrants, which, upon giving effect to such exercise, would cause the aggregate number of shares of common stock beneficially owned by the holder of such Series C Common Warrants (together with its affiliates) to exceed 4.99% or 9.99%, as applicable, of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such Series C Common Warrants.

Except as otherwise provided in the Series C Common Warrants or by virtue of a holder’s ownership of shares of common stock, such holder of Series C Common Warrants does not have the rights or privileges of a holder of common stock, including any voting rights, until such holder exercises such holder’s Series C Common Warrants. The Series C Common Warrants will provide that the holders of the Series C Common Warrants have the right to participate in distributions or dividends paid on shares of common stock.

The Series C Common Warrants described herein have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold in the United States absent registration or an applicable exemption from the registration requirements.

The foregoing descriptions of the Warrant Inducement Agreement, the Series C Common Warrants and the Placement Agent Warrants do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, and are incorporated by reference herein.

SELLING STOCKHOLDERS

The common stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon exercise of the Series C Common Warrants and the Placement Agent Warrants. For additional information regarding the issuances of the Series C Common Warrants and the Placement Agent Warrants, see “Description of the Private Placement” elsewhere in this prospectus. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares of common stock for resale from time to time. Except for the ownership of the Series C Common Warrants and the Placement Agent Warrants, the Selling Stockholders have not had any material relationship with us within the past three years, except that: (i) on October 19, 2023, we entered into a securities purchase agreement with the Investor Selling Stockholder, pursuant to which we issued, in the October 2023 Private Placement (1) Pre-Funded Warrants to purchase 1,418,440 shares of our common stock; (2) Series A Warrants to purchase up to 1,418,000 shares of our common stock; and (3) Series B Warrants to purchase up to 1,418,440 shares of our common stock; and (ii) in connection with the October 2023 Private Placement, we issued placement agents warrants as follows: Michael Vasinkevich (warrants to purchase 54,574 shares of our common stock), Noam Rubinstein (warrants to purchase 26,808 shares of our common stock), Craig Schwabe (warrants to purchase 2,872 shares of our common stock) and Charles Worthman (warrants to purchase 852 shares of our common stock), each of whom is an associated person of Wainwright, which served as our placement agent in connection with the October 2023 Private Placement. In addition, Wainwright received a cash fee equal to 7.0% of the aggregate gross proceeds of the October 2023 Private Placement; (ii) a management fee of 1.0% of the aggregate gross proceeds of the October 2023 Private Placement; (iii) a non-accountable expense allowance of $25,000; (iv) $50,000 for legal fees and other out-of-pocket expenses; and (v) additional placement agent warrants to purchase shares of our common stock equal to 6% of the warrants exercised for cash by the Investor Selling Stockholder, which warrants acquired in the October 2023 Private Placement. Wainwright also received the compensation described under the section “Description of the Private Placement” included elsewhere in this prospectus.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholders, based on its ownership of the shares of common stock, the Series C Common Warrants and the Placement Agent Warrants, as of April 10, 2024, assuming exercise of the Series C Common Warrants and Placement Agent Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises. As of April 10, 2024, we had 4,054,861 shares of common stock outstanding.

The third column lists the maximum number of shares of common stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of the Warrant Inducement Agreement with the Investor Selling Stockholder and an agreement with Wainwright, this prospectus generally covers the resale of the maximum number of shares of common stock issuable upon exercise of the Series C Common Warrants and the Placement Agent Warrants, determined as if the outstanding Series C Common Warrants and Placement Agent Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Series C Common Warrants and the Placement Agent Warrants. The fourth and fifth columns assume the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Series C Common Warrants and the Placement Agent Warrants, the Selling Stockholders may not exercise the Series C Common Warrants or the Placement Agent Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock that would exceed 4.99%, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold in this Offering	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Shares Beneficially Owned after Offering(1)
Armistice Capital, LLC(1)(2)	3,877,556	2,300,000	1,577,556	19.89%
Michael Vasinkevich(3)	98,820	44,246	54,574	1.33%
Noam Rubinstein(3)	48,543	21,735	26,808	*
Craig Schwabe(3)	5,201	2,329	2,872	*
Charles Worthman(3)	1,542	690	852	*

*	less than 1%

(1)

Consists of (i) 2,300,000 shares issuable upon the exercise of the Series C Common Warrants and (ii) 1,577,556 shares issuable on the exercise of previously issued Common Warrants. Both the Series C and previously issued Common Warrants are subject to a beneficial ownership limitation of 4.99%, which in each case restricts the Investor Selling Stockholder from exercising that portion of the warrants that would result in the Investor Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The number of shares set forth in the above table does not reflect the application of this limitation.

(2)

The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholders from exercising that portion of the warrants that would result in the Selling Stockholders and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. Is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, New York 10022.

(3)	Each of these Selling Stockholders is affiliated with H.C. Wainwright & Co., LLC. H.C. Wainwright & Co., LLC is a registered broker dealer and has a registered address of c/o H.C. Wainwright & Co., LLC 430 Park Ave, 3rd Floor, New York, NY 10022. H.C. Wainwright & Co., LLC has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of Placement Agent Warrants, which were received as compensation for the Private Placement. H.C. Wainwright & Co., LLC acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, H.C. Wainwright & Co., LLC had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

Each Selling Stockholders of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholders has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.

We agreed to keep this prospectus effective until the date on which the Series C Warrants, the Placement Agent Warrants, the Series C Warrant Shares and the Placement Agent Warrant Shares have been sold. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus have been passed upon for us by Blank Rome LLP, New York, New York.

EXPERTS

The financial statements of Adial Pharmaceuticals, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, incorporated by reference in this registration statement have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report (the report on the financial statements contains an explanatory paragraph regarding our ability to continue as a going concern). Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, which are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Our Internet website address is www.adial.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the securities being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the securities offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-38323):

●	Our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 1, 2024;

●	Our Current Reports on Form 8-K filed with the SEC on January 16, 2024, January 18, 2024 (other than as indicated therein), and March 6, 2024; and

●	The description of our common stock set forth in (i) our registration statements on Form 8-A12B, filed with the SEC on December 11, 2017 and Form 8-A12B/A filed with the SEC on July 23, 2018 (File No. 001-38323) and (ii) Exhibit 4.17—Description of Securities to our Annual Report on Form 10-K for the year December 31, 2023 filed with the SEC on April 1, 2024.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Adial Pharmaceuticals, Inc.

4870 Sadler Road, Suite 300

Glen Allen, VA 23060

Telephone (804) 487-8196

Attention: Corporate Secretary

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://ir.adial.com/sec-filings. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus or any accompanying prospectus supplement.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

2,369,000 Shares of Common Stock

PROSPECTUS

April 19, 2024